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                                                                   EXHIBIT 10.10

                                   AGREEMENT

     This AGREEMENT, dated as of December 24, 2003 (this "Agreement"), is being entered into by and between Petrie Stores Liquidating Trust, a trust organized under the laws of the State of New York (the "Trust"), and Toys "R" Us, Inc., a Delaware corporation ("Toys").

     WHEREAS, pursuant to (i) the Liquidating Trust Agreement, dated as of December 6, 1995 (the "Liquidating Trust Agreement"), between Petrie Stores Corporation ("Petrie") and the trustees of the Trust and (ii) the letter agreement, dated as of January 24, 1995 (the "Letter Agreement"), between Petrie and Toys, the Trust is required to provide notice to Toys of the Trust's intention to make any distribution to its unit holders (each such a distribution being referred to as a "Distribution"), and Toys has the right to object to any such Distribution if it reasonably believes that the contemplated Distribution could result in the remaining assets of the Trust being insufficient to pay for any of Petrie's obligations under the Seller Indemnification Agreement, dated December 9, 1994 (the "Seller Indemnification Agreement"), by and among Toys, Petrie, PS Stores Acquisition Corp. ("PS Stores") and subsidiaries of PS Stores, or otherwise; and

     WHEREAS, since the date of execution of the Letter Agreement, Petrie and its successor, the Trust, have distributed an aggregate of 33,098,720 shares of Toys common stock and $104.5 million in cash to the unit holders of the Trust (and the former shareholders of Petrie); and

     WHEREAS, since the date of execution of the Letter Agreement, there have been no (i) claims made against Toys in respect of which Toys would be entitled to indemnification under the Seller Indemnification Agreement or otherwise or
(ii) claims made against the Trust for amounts which would be in excess of the Trust's remaining assets; and

     WHEREAS, the parties hereto wish to terminate the rights of Toys to receive notice of, and to object to, Distributions.

     NOW THEREFORE, in consideration of the foregoing and the mutual covenants contained herein, and for other good and valuable consideration, the parties hereto agree as follows:

     SECTION 1. Consent to Current Distribution. Toys hereby consents, and agrees not to object, to the Distribution referenced in the letter from the Trust to Toys, dated December 12, 2003.

     SECTION 2. Waiver of Rights in Respect of Future Distributions. Toys hereby waives any rights that it may have under the Liquidating Trust Agreement, the Letter Agreement or otherwise, to receive notice of, and to object to, any Distribution, and hereby agrees that any such rights are hereby terminated.

     SECTION 3. Governing Law. This Agreement shall be construed according to the laws of the State of New York, without giving effect to conflicts of laws principles thereof.

     SECTION 4. Counterparts. This Agreement may be executed in counterparts, each of which shall collectively constitute one agreement.
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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

                                          PETRIE STORES LIQUIDATING TRUST

                                          By:    /s/ STEPHANIE R. JOSEPH
                                            ------------------------------------
                                            Name: Stephanie R. Joseph
                                            Title:  Chief Executive Officer and
                                                    Manager

                                          TOYS "R" US, INC.

                                          By:      /s/ LOUIS LIPSCHITZ
                                            ------------------------------------
                                            Name: Louis Lipschitz
                                            Title:  Chief Financial Officer

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